Privileged and Confidential

Dear         :
At Capital Senior Living Corporation (the “Company”) we know that our most valuable assets are our employees and that our employees are essential to our past and future success. In connection with the transactions contemplated by that certain Investment Agreement, by and between the Company and Conversant Capital LLC (the “Investor”), dated as of July 22, 2021 (the “Investment Agreement”), I am pleased to deliver to you this letter agreement (this “Agreement”) as you are a highly valued employee, and we look forward to your continued contributions to the Company Group (as defined below) into the future. To encourage your continued employment with the Company Group, you have been selected to be eligible to receive a retention bonus (the “Retention Bonus”), a new award of performance shares and certain protections or additional rights relating to your outstanding Company equity awards and your employment agreement with the Company as set forth below, subject to the terms and conditions of this Agreement. This Agreement is conditioned upon the closing of the transactions contemplated by the Investment Agreement (the “Closing”), and in the event that the Investment Agreement terminates for any reason prior to the Closing, this Agreement shall be void ab initio.
Retention Bonus
The total amount of your Retention Bonus is $         and will be paid to you in cash lump sum in two (2) installments through normal Company payroll process on the first regularly scheduled payroll date that is on or next following the payment date(s) set forth below:

Payment Date	Retention Bonus
The Closing	50%
Six Month Anniversary of the Closing	50%
The Retention Bonus shall be paid to you in accordance with and subject to all applicable withholding of local, state, federal, and foreign taxes, as determined in the sole discretion of the Company as well as any other voluntary deductions and withholdings authorized by you. In order to earn each of the two (2) installments of the Retention Bonus, you must remain actively employed by the Company or an entity that is a direct or indirect subsidiary or affiliate of the Company (collectively, the “Company Group”) through and including the applicable installment payment date(s). Notwithstanding the foregoing, if, prior to the applicable payment date(s), an Involuntary Termination (as defined in the Company’s 2019 Omnibus Stock and Incentive Plan (the “Plan”)) of your employment with the Company Group occurs, you will be entitled to any unpaid portion of the Retention Bonus, which shall be payable on the first regularly scheduled payroll date that is no later than thirty (30) days following the termination date.
Except as provided in this Agreement, if your employment terminates for any reason prior to the applicable installment payment date(s), then you will not be entitled to any unpaid portion of the Retention Bonus in respect of such installment payment date(s) (and any such unpaid portion of the Retention Bonus will be forfeited).

New Equity Award
As soon as practicable (but in no event more than thirty (30) days) following the Closing, you will receive an award of not less than      performance shares, pursuant to the Company’s 2019 Omnibus Stock and Incentive Plan (as amended) (the “2019 Plan”) on the terms contemplated by the Investment Agreement.
Existing Equity Awards
All of your outstanding Company equity awards will remain outstanding and be continued following the Closing.
Upon an Involuntary Termination of your employment with the Company Group within one (1) year following the Closing or your termination due to your death or disability, all of your outstanding equity awards in the Company (whether granted under the 2019 Plan, the Company’s 2007 Omnibus Stock and Incentive Plan or otherwise) shall immediately fully vest, subject (except in the case of your death) to your execution and delivery of an effective release of claims in a form contemplated by your employment agreement or, if none, in such form as is reasonably acceptable to the Company.
Performance shareholders only: Upon Closing, all of your shares in any performance stock award will convert, at target achievement award level, to time-based restricted stock that vests on award termination date (without regard to achievement of performance measures), subject to your continued employment through the award termination date, or as otherwise provided in the preceding sentence.
Employment Agreement
If, within one (1) year of the Closing, the Company Group terminates your employment without “cause” (as defined in your employment agreement) or you terminate your employment with the Company Group for “good reason” (as defined in your employment agreement), the provisions of section [7(d)][6(d)] of your employment agreement shall apply.
Other Terms
You understand and agree that because the Company is extending this benefit to a limited number of individuals, you will keep this Agreement strictly confidential at all times and will not disclose the terms of this Agreement to anyone (other than to your immediate family members or your personal tax and legal advisors, each of whom will be instructed by you and agree to keep the terms of this Agreement strictly confidential). Notwithstanding the foregoing, nothing herein will be construed to limit your right to discuss or disclose wages and working conditions, as protected under applicable law, or to limit or restrict in any way your communicating with any governmental agency or entity, or any officer or staff person thereof, concerning matters relevant to such governmental agency or entity.
Your Retention Bonus will be supplemental and in addition to (and will not be in lieu of) any previous, current or future annual bonus, retention award or other incentive compensation plans, agreements and/or amounts you may otherwise be entitled to receive from the Company Group and will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any Company Group benefit plan or arrangement, unless such plan or arrangement expressly provides otherwise.

Nothing in this Agreement is intended to suggest any guaranteed period of continued employment, and your employment will at all times continue to be terminable by you or your employer at any time and for any reason.
This Agreement and any payments made hereunder are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and will be construed accordingly to the extent applicable.
By accepting this Agreement, you hereby agree that this Agreement may only be amended or modified by a written instrument signed by you and a duly authorized representative of the Company. This Agreement shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, and whether by purchase, merger, consolidation, separation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place.
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[Signature page follows]

I look forward to your contribution to the future success of the Company Group. In order for this Agreement to be valid and binding, please acknowledge your agreement and acceptance of the terms of this Agreement by signing below and returning the original copy of this Agreement to me as soon as possible but no later than         .
Sincerely,
_______________________

Agreed and Accepted:

Date:     August ___, 2021
[Signature Page to Retention Agreement]